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                                                                   Exhibit 99.3
                                                                   ------------

                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

                                 NEW YORK OFFICE
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174
                            TELEPHONE (212) 973-0111
                            FACSIMILE (212) 891-9598
                                 WWW.SWIDLAW.COM



                                                           WASHINGTON, DC OFFICE
                                                          THE WASHINGTON HARBOUR
MARTIN NUSSBAUM                                     3000 K STREET, NW, SUITE 300
TELEPHONE: (212) 891-9276                              WASHINGTON, DC 20007-5116
FACSIMILE: (212) 891-9255                              TELEPHONE: (202) 424-7500
MNUSSBAUM@SWIDLAW.COM                                 FACSIMILE: (202) 424-7647


                                            September 2, 2003



BY FACSIMILE

Sarah Hewitt
Brown Raysman Millstein Felder & Steiner
900 Third Avenue
New York, New York 10022

Dear Sarah:

I am responding to your letter of August 14, 2003. Once again, you are casting aspersions, rather than addressing the merits of the proposal of Chelsey Direct LLC ("Chelsey"). While we believe that the resources of Hanover Direct, Inc, ("Hanover") could be more productively applied, on this occasion I will respond.

First, 1 would point out a fundamental omission from the recitation in your letter regarding the background for the meeting between Chelsey and the Board of Directors of Hanover. You omit to say that Chelsey had been requested to present a cash price at which it would be prepared to sell its equity stake to Hanover, which would appear to be Hanover's real agenda. I indicated to you before the meeting that Chelsey did not believe that to be a productive line of discussion since it emphasized the tensions between the Series B Preferred and Common Stock; nevertheless, this was one of the two questions asked by Tom Shull at the meeting.

My comments below correspond to the paragraph numbers in your letter.

1. You ask how Chelsey can reconcile the statement in its 13D that it "ascribes no value to the common shares" with its statement that it intends to profit from its investment in [Hanover] in a transaction that aligns the interests of all of the holders of equity." The two statements are not inconsistent. By Hanover's own account, there is no source of proceeds to satisfy the mandatory redemption of the Series B Preferred Stock (the "Preferred Stock")in 2005 and it will be unlikely to be able to satisfy such obligation. The Preferred Stock thereby creates an overhang on Hanover's capital structure which, in Chelsey's view, makes it impossible


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     to ascribe any value to the Common Stock. Chelsey's recapitalization proposal, would reduce by 50% the accreted value of the Preferred Stock and would delay the mandatory redemption until 2009. As a result, the depressive effect on the value of the common stock would be significantly diminished. Chelsey would receive additional shares of Common Stock in exchange for the reduction in the accreted value of the Preferred Stock. Even after reflecting dilution in the Common Stock, the current Common Stockholders would achieve greater value than is currently available to them under any likely growth plan. Therefore, the interests of Chelsey and other holders of the Common Stock would be aligned.

2. We understand that Hanover is embarrassed about the misleading way in which it handled the negotiations with Chelsey that preceded Chelsey's purchase from Richemont Finance S.A. ("Richemont"). I nonetheless find it surprising that you could write that Hanover is unaware of any concrete efforts on Chelsey's part to work with Hanover to purchase the equity block held by Richemont. You are well aware of the meetings between Chelsey and Hanover management in which Chelsey sought to negotiate a three way transaction which would ultimately result in Hanover's repurchase of the block. Chelsey was fully prepared to negotiate a transaction that would have facilitated the repurchase of the equity block by Hanover. At the time, Hanover management represented to Chelsey that its loan agreement would preclude a repurchase of the block, Chelsey would thereafter learn that Hanover was simultaneously negotiating with Richement to buy the block. More recently, we learned from documents produced by Hanover in discovery, that Hanover was seeking to purchase the block of Common Stock owned by Richement for $.10 per share. This is particularly surprising in light of Hanover's protestations about Chelsey's view as to the depressive effect of the Preferred Stock on the value of the Common Stock.

3. Your characterizations regarding the confidentiality agreement between Richement and Hanover as being an impediment to Hanover's ability to deal honestly with Chelsey in its negotiations to arrange a three party transaction are disingenuous. Obviously, Hanover could have sought Richemont's permission to make full disclosure to Chelsey.

4. Hanover did not, as your letter would have us believe, immediately seek clarification from a court in order to resolve an ambiguous situation. Before seeking judicial relief or guidance, Hanover engaged in self help by unilaterally refusing to perform the ministerial act of transferring record ownership of the shares acquired by Chelsey. Over a period of weeks, Chelsey made repeated requests for transfer accompanied by opinions of counsel; and then, when Hanover could milk the delay no longer, it commenced a declaratory judgment action. Hanover's refusal to transfer record ownership of the shares was nothing more than a transparent attempt to muddy the waters after the transfer from Richemont to Chelsey had been made. Hanover is seeking to use a legal protection available to Chelsey, i.e. its right to full disclosure from Richemont, (which Chelsey had knowingly waived) as a sword to achieve Hanover's own ends. We would also question how Hanover could contend that Richemont was restricted in its ability to sell by virtue of its possession of inside information in light of Tom Shull's purchases of the Company's Common Stock. Now that Richemont has voluntarily appeared in this action, we look forward to a prompt judicial resolution.

5. You appear to be splitting hairs in your distinction between Chelsey's statement that Hanover has acknowledged that, absent a significant asset disposition, it cannot honor its obligation to

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     redeem the Preferred Stock and Hanover's statement that it is unlikely to be able to redeem the Preferred Stock. Moreover, since your letter, Hanover has in fact acknowledged that it will be unable to effect the 2003 redemption.

6. Chelsey's statement that the Certificate of Designations obligates Hanover to redeem the Preferred Stock on August 31, 2005 is accurate. The Certificate of Designations provides that if, at such date, Hanover does not have sufficient capital and surplus legally available to redeem the preferred Stock, Hanover is required to take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available and continue to do so until all of the shares of Preferred Stock are redeemed. These measures would include, among other things, a revaluation of the surplus based upon the then fair market value of the assets. You are correct that the redemption obligation is subject to the terms and conditions of the working capital facility. I would bring to your attention in that regard, that the Certificate of Designations precludes any modification or refinancing of the facility on terms which are less favorable to the Preferred Stock holders, as to specified provisions intended to protect the redemption obligation, than the version of the facility in place at the end of 2001. If any disclosure is lacking, it is Hanover's public disclosures as to the import of these provisions.

7. You refer to the improvement in Hanover's operating income and comparative EBITDA from 2000 to 2002. These improvements came from the disposal of operations that were incurring significant losses rather than an improvement in the remaining businesses. You choose not to mention the substantial decline in revenues over the same period of almost $150 million. While the sale of the Improvements business accounted for a large part of this reduction, disturbingly, revenues from continuing operations continue to decline, i.e., by 6.9% from 2001 to 2002 and an additional 6.8% for the first six months of 2003 compared with the prior year. Although gains in internet sales offset what would have been an even greater decline in Hanover's revenues, these gains are hardly sufficient to generate the growth model needed to restore value to the Common Stock. Hanover's scarce resources have led to a continued reduction in catalogue circulation which has substantially eroded any platform for meaningful growth. Chelsey looks forward to working cooperatively with the Board and management of Hanover to better understand the company's prospects. As Chelsey has said, it believes that if management's program is the course of action that is best suited to creating shareholder value, that program should be supported.

8. As to opportunities to enable Hanover to redeem the Preferred Stock, I would again suggest that you look at the lapses in Hanover's public disclosures before throwing stones at Chelsey, Hanover should make full public disclosure of its discussions regarding asset dispositions. This would enable all of Hanover's shareholders to adequately assess the company's ability to redeem the Preferred Stock.

9. Chelsey's recapitalization proposal would reduce the cost of redeeming the Preferred Stock by 50% and delay the redemption until 2009. Chelsey's estimates of growth necessary to match its recapitalization proposal were premised upon the generous assumption that Hanover would have an enterprise value of 6 to 7 times EBITDA. The first $145 million of sale proceeds would be distributable to the Preferred Stock if the recapitalization proposal is rejected. In order to achieve an enterprise value in excess of the sum of Hanover's debt,

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     obligations and the liquidation preference of the Preferred Stock,
     Hanover's EBITDA would have to increase by 400%. To achieve a return equal to Chelsey proposal, Hanover's EBITDA would have to increase by in excess of 500% and perhaps as much as 800%. I am certain that Hanover can do the math itself. The growth levels are staggering.

10. Chelsey's disinclination to enter into a confidentiality agreement with Hanover is for reasons well understood by Hanover. Chelsey does not wish to limit its flexibility with respect to its equity stake. Moreover, Hanover seems to delight in using confidentiality agreements to further its own ends. Witness the pending litigation against the transfer by Richement. If Hanover believes it has material undisclosed opportunities, it should be open with its public shareholders and disclose those opportunities.

11. Your reference to significant contingent liabilities and obligations to severed employees seems inconsistent with the first ten points in your letter and only makes Chelsey's case more strongly. Hanover simply cannot satisfy its redemption obligations with respect to the Preferred Stock and needs to be realistic about considering alternatives. As to triggering a default under Hanover's secured lending facility, that facility requires refinancing in the short term in any event. Hanover will need to address its Preferred Stock obligation as a condition to that refinancing. It would be better to address that need sooner than later. I submit that it would be more likely that a restructured loan facility could be negotiated with the participation of the Preferred Stock than Hanover could do on its own within the limits of the Certificate of Designations governing the Preferred Stock.

I would suggest that, rather than continuing to throw bricks at Chelsey, Hanover work with Chelsey in facilitating the only possible opportunity to create value for both the holders of the Preferred Stock and the Common Stock.

                                                     Very truly yours,

                                                     /s/ Martin Nussbaum/pp

                                                     Martin Nussbaum